As Filed with the Securities and Exchange Commission on February 27, 2009

Registration No. 333-[•]

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
INTEROIL CORPORATION
(Exact name of Registrant as Specified in its charter)

Yukon Territory, Canada	1311	None
(Province or Other Jurisdiction	(Primary Standard Industrial Classification	(I.R.S. Employer Identification Number (if
of Incorporation or Organization)	Code Number (if applicable))	applicable))
Level 1
60-92 Cook Street
Cairns, Queensland 4870, Australia
Telephone Number: +61 (7) 4046-4600
(Address and telephone number of Registrant’s principal executive offices)
CT Corporation System
111 Eighth Avenue
New York, New York 10011
Telephone Number: (212) 894-8940
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)
Copies to:

Mark Laurie	William B. Nelson	Y. Beth Riley
InterOil Corporation	Haynes and Boone, L.L.P.	Bennett Jones LLP
25025 I-45 North, Suite 420	1221 McKinney Street, Suite 2100	4500 Bankers Hall East
The Woodlands, Texas 77380	Houston, Texas 77010	Calgary, Alberta T2P 4K7
(281) 292-1800	(713) 547-2000	(403) 298-3100
(713) 236-5699 (fax)
Approximate date of commencement of proposed sale of the securities to the public:
From time to time after effectiveness of this Registration Statement.
Yukon Territory

(Principal jurisdiction regulating this offering (if applicable))
It is proposed that this filing shall become effective (check appropriate box):

A. ☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)

B. ☑	At some future date (check the appropriate box below):

1. ☐	pursuant to Rule 467(b) on at (designate a time not sooner than 7 calendar days after filing)

2. ☐	pursuant to Rule 467(b) at (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on.

3. ☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☑	After the filing of the next amendment to this form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf short form prospectus offering procedures, check the following box. ☑
CALCULATION OF REGISTRATION FEE

				Proposed Maximum
Title of Each Class of Securities to	Amount to be		Offering Price Per	Aggregate Offering	Amount of
be Registered(1)	Registered(1)		Share	Price	Registration Fee
Common Shares, no par value		652,931	$17.125 (2)	$11,181,443	$442.13

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional number of shares of common stock as may be issuable upon a stock split, stock dividend or similar transaction.

(2)	Computed pursuant to Rule 457 (c) of the Securities Act of 1933, as amended, based on the average of the high and low sale prices on February 23, 2009, as reported by the NYSE Alternext US.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933, or such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
Preliminary Short Form Base Shelf Prospectus
No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.
A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in the Province of Ontario but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities.
The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.
This short form base shelf prospectus has been filed under legislation in the Province of Ontario that permits certain information about these securities to be determined after this short form base shelf prospectus has become final and that permits the omission from this short form base shelf prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities. All shelf information omitted from this short form base shelf prospectus will be contained in one or more shelf prospectus supplements that will be delivered to purchasers together with the short form base shelf prospectus.
This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.
Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the InterOil Corporation at Level 1, 60-92 Cook Street, Cairns, Queensland 4870 Australia, Telephone: +61 7 4046 4600, and are also available electronically at www.sedar.com.
Preliminary Short Form Base Shelf Prospectus

Secondary Offering	INTEROIL CORPORATION	February 27, 2009
652,931 Common Shares
InterOil Corporation (“InterOil” or the “ Company”) issued 652,931 Common Shares (the “Registrable Shares”) in a private placement on February 27, 2009 pursuant to the terms of a Share Purchase and Sale and Settlement Agreement (the “Settlement Agreement”) dated February 27, 2009, among the Company, Merrill Lynch Pierce, Fenner & Smith, Incorporated, (“Merrill Lynch”), Merrill Lynch PNG LNG Corp. (“MLPLC”), InterOil LNG Holdings, Inc., PNG LNG Inc., Liquid Niugini Gas Ltd, Liquid Niugini Gas Australia PTY, Ltd and Pacific LNG Operations Ltd. (the “Private Placement”). The Company issued all of the Registrable Shares to MLPLC. See “Selling Securityholder.”
This short form base shelf prospectus may be used by MLPLC and its permitted transferees and assignees, as a selling securityholder (each, a “Selling Securityholder”), in connection with resales, from time to time, during the period that this short form base shelf prospectus, including any amendments thereto, remains valid, of the Registrable Shares. See “Selling Securityholder.”

This short form base shelf prospectus is being filed pursuant to InterOil’s obligation to register the resale of the Registrable Securities pursuant to the terms of the Registration Rights Agreement dated as of February 27, 2009, among the Company and MLPLC (the “Registration Rights Agreement”). See “Registration Rights” and “Plan of Distribution.”
The Selling Securityholder may sell all or any portion of the Registrable Securities in one or more transactions through brokerage transactions, in private, negotiated transactions, or through any other means described in the section entitled “Plan of Distribution.” The sales may be made at market prices prevailing at the time of sale, at negotiated prices or at fixed prices.
InterOil will not receive any of the proceeds from the resale of the Registrable Securities by the Selling Securityholder. Pursuant to the Registration Rights Agreement, InterOil is responsible for registration expenses relating to this short form base shelf prospectus, the shelf registration statement filed with the United States Securities and Exchange Commission (the “SEC”) and the prospectus supplements (if any) filed in connection with this short form base shelf prospectus, and the Selling Securityholder is responsible for all underwriting expenses, discounts, selling commissions and transfer taxes applicable to the sale of the Registrable Securities and all fees and disbursements of counsel for the Selling Securityholder. See “Plan of Distribution.”
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SHORT FORM BASE SHELF PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.
Investing in the Registrable Securities involves risks. See “Risk Factors.”
The Common Shares are listed and posted for trading under the symbol “IOC” on the NYSE Alternext US (successor to the American Stock Exchange). On February 26, 2009, the closing price of the Common Shares was U.S.$18.54 per share on the NYSE Alternext US. Effective at the close of markets on January 27, 2009, the Common Shares were delisted from the Toronto Stock Exchange.
No underwriter has been involved in the preparation of, or has performed a review of, the contents of this short form base shelf prospectus.
In this short form base shelf prospectus and in any prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in U.S. dollars.
InterOil’s corporate office is located at Level 1, 60-92 Cook Street, Cairns, Queensland 4870, Australia, and its registered office is located at 300 — 204 Black Street, Whitehorse, Yukon Y1A 2M9 Canada.
InterOil is permitted under the multi-jurisdictional disclosure system adopted by the United States to prepare this short form base shelf prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. InterOil prepares its financial statements in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of United States companies prepared in conformity with accounting principles generally accepted in the United States of America.
Owning the Registrable Securities may subject you to tax consequences both in the United States and Canada. This short form base shelf prospectus, or any applicable prospectus supplement, may not describe these tax consequences fully. You should read the tax discussion in any applicable prospectus supplement. See “Certain Income Tax Considerations.”
The Selling Securityholder is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or reside outside of Canada. Although the Selling Securityholder has appointed an agent for service of process in Canada, the names and addresses of which are identified under “Selling Securityholder,” it may not be possible for investors to enforce judgments obtained in Canada against the Selling Securityholder.
Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because InterOil is incorporated under the laws of the Yukon Territory, Canada, most of InterOil’s officers and directors and some of the experts named in this short form base shelf prospectus are not resident in the United States and most of InterOil’s assets, the assets of InterOil’s directors and officers and of these experts are located outside the United States.

DEFINITIONS AND OTHER MATTERS
In this short form base shelf prospectus and in any prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in U.S. dollars. Unless otherwise indicated, all financial information included and incorporated by reference in this short form base shelf prospectus or included in any prospectus supplement is determined using Canadian GAAP. “U.S. GAAP” means generally accepted accounting principles in the United States. For a discussion of the principal differences between InterOil’s financial information as calculated under Canadian GAAP and under U.S. GAAP, you should refer to the notes of InterOil’s consolidated annual and interim financial statements incorporated by reference into this short form base shelf prospectus, including relevant U.S. GAAP reconciliations. Unless the context otherwise requires, all references in this short form base shelf prospectus and any prospectus supplement to “InterOil”, the “Company”, “we”, “us” and “our” mean InterOil Corporation and its subsidiaries, partnership interests and joint venture investments.
As used herein, “PNG” means the Independent State of Papua New Guinea.

CAUTIONARY NOTE TO UNITED STATES INVESTORS
This short form base shelf prospectus has been, and any prospectus supplement will be, prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws.
Unless otherwise indicated, all reserve and resource estimates included in this short form base shelf prospectus and any prospectus supplement have been, and will be, prepared in accordance with National Instrument 51-101 — Standards of Disclosure for Oil and Gas Activities
(“NI 51-101”). NI 51-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning oil and gas activities. As at the date of this short form base shelf prospectus, InterOil does not have any reserves or resources as such terms are defined in NI 51-101.
Canadian standards, including NI 51-101, differ significantly from the requirements of the SEC, and any reserve and resource information incorporated by reference into this short form base shelf prospectus and any prospectus supplement may not be comparable to similar information disclosed by U.S. companies. In particular, the term “resource” does not equate to the term “reserves.” Under U.S. standards, oil and gas deposits may not be classified as “proved reserves” unless the determination has been made that the oil and gas is reasonably certain to be economically and legally produced and sold under economic conditions prevailing at the time the reserve determination is made. The SEC’s disclosure standards normally do not permit the inclusion of information concerning “probable reserves”, “possible reserves” or “resources” or other descriptions of the amount of oil and gas deposits that do not constitute “proved reserves” by U.S. standards in documents filed with the SEC. U.S. investors should also understand that “resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of a “resource” will ever be upgraded to a higher category. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally recoverable. The Canadian standards for identification of “proved reserves” are also not the same as those of the SEC, and proved reserves that may be reported in the future by InterOil in compliance with Canadian standards may not qualify as “proved reserves” under SEC standards.
FORWARD-LOOKING STATEMENTS
Certain statements contained in, or incorporated by reference into, this short form base shelf prospectus are forward-looking statements as defined in the Canadian and U.S. federal securities laws. Such statements are generally identifiable by the terminology used, such as “may,” “plans,” “believes,” “expects,” “anticipates,” “intends,” “estimates,” “forecasts,” “budgets,” “targets” or other similar wording suggesting future outcomes or statements regarding an outlook. InterOil has based these forward-looking statements on its current expectations and projections about future events. All statements, other than statements of historical fact, included in or incorporated by reference in this short form base shelf prospectus are forward-looking statements. Forward-looking statements include, without limitation, statements regarding InterOil’s plans for its exploration activities and other business segments and results therefrom, expanding its business segments, operating costs, business strategy, contingent liabilities, environmental matters, and plans and objectives for future operations, the timing, maturity and amount of future capital and other expenditures.
Many risks and uncertainties may impact the matters addressed in these forward-looking statements, including but not limited to:
•	the inherent uncertainty of oil and gas exploration activities;

•	the uncertain outcome of InterOil’s negotiations with the PNG government to adjust and finalize the price at which InterOil’s refined products may be sold;

•	the margins for InterOil’s refined products;

•	the availability of crude feedstock at economic rates;

•	the uncertainty in InterOil’s ability to attract capital;

•	interest rate risk;

•	general economic conditions and illiquidity in the credit markets;

•	the recruitment and retention of qualified personnel;

•	the availability and cost of drilling rigs, oilfield equipment, and other oilfield exploration services;

•	InterOil’s ability to finance the development of its LNG facility;

•	InterOil’s ability to timely construct and commission its LNG facility;

•	political, legal and economic risks in PNG;

•	InterOil’s ability to renew its petroleum licenses;

•	landowner claims;

•	the uncertainty in being successful in pending lawsuits and other proceedings;

•	compliance with and changes in foreign governmental laws and regulations, including environmental laws;

•	the inability of InterOil’s refinery to operate at full capacity;

•	difficulties in marketing InterOil’s refinery output;

•	exposure to certain uninsured risks stemming from InterOil’s refining operations;

•	weather conditions and unforeseen operating hazards;

•	losses from InterOil’s hedging activities;

•	the impact of competition;

•	the impact of legislation regulating emissions of greenhouse gases on current and potential markets for InterOil’s products;

•	fluctuations in currency exchange rates;

•	material weakness in InterOil’s internal controls; and

•	inherent limitations in all control systems, and misstatements due to error that may occur and not be detected.
The forward-looking statements included in this short form base shelf prospectus are made only as of the date of this short form base shelf prospectus. Except as required by applicable Canadian securities law, InterOil does not undertake to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. InterOil cannot assure you that projected results or events will be achieved.
Given the risks and uncertainties of InterOil’s business, including those set forth and incorporated by reference in this short form base shelf prospectus, in any prospectus supplement and under the heading “Risk Factors” in the annual information form of InterOil dated March 28, 2008 for the year ended December 31, 2007, and management’s discussion and analysis for the year ended December 31, 2007, actual results may differ materially from those expressed or implied by forward-looking statements. In addition, InterOil bases forward-looking statements on assumptions about future events, which may prove to not be accurate. In light of these risks, uncertainties and assumptions, prospective investors should not place undue reliance on forward-looking statements and should be aware that the forward-looking statements described in this short form base shelf prospectus (and in any prospectus supplement) and the documents incorporated by reference in this short form base shelf prospectus (and in any prospectus supplement) may not occur.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
InterOil is a corporation continued under the laws of the Yukon Territory, Canada, and substantially all of InterOil’s assets are located in PNG. Most of InterOil’s directors and officers are not residents of the United States of America. As a result, it may be difficult for United States investors to effect service of process within the United States on InterOil or InterOil’s directors or officers or to enforce in the United States upon judgments of courts of the United States predicated upon civil liability under United States federal securities laws against InterOil or InterOil’s directors or officers.
DOCUMENTS INCORPORATED BY REFERENCE
The following documents have been filed with the securities commission or similar regulatory authority in the Province of Ontario and are specifically incorporated by reference in, and form an integral part of, this short form base shelf prospectus:
(a)	the management information circular dated May 12, 2008 relating to InterOil’s annual and special meeting of shareholders held on June 23, 2008;

(b)	the annual information form dated March 28, 2008 for the year ended December 31, 2007;

(c)	management’s discussion and analysis dated March 28, 2008 for the year ended December 31, 2007;

(d)	the audited consolidated balance sheets as at December 31, 2007, 2006 and 2005, and the consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the three years ended December 31, 2007, together with the auditors’ report thereon dated March 28, 2008;

(e)	material change report dated November 10, 2008;

(f)	comparative interim consolidated financial statements (unaudited) for the three and nine month periods ended September 30, 2008 and 2007, together with the notes thereto;

(g)	management’s discussion and analysis dated November 10, 2008 for the three and nine month periods ended September 30, 2008;

(h)	the material change report dated May 13, 2008;

(i)	the material change report dated May 6, 2008;

(j)	the material change report dated May 2, 2008; and

(k)	the material change reports dated May 2, 2008.
Any material change reports (excluding confidential reports), comparative interim financial statements, comparative annual financial statements and auditors’ reports thereon, management’s discussion and analysis of financial condition and results of operations, information circulars, filed in the Province of Ontario after the date of this short form base shelf prospectus and during the 25 month period that this short form base shelf prospectus, including any amendments hereto, remains in effect shall be deemed to be incorporated by reference in this short form base shelf prospectus.
Upon a new annual information form and related audited annual financial statements and management’s discussion and analysis being filed by InterOil with, and where required, accepted by, the securities commission in the Province of Ontario during the term of this short form base shelf prospectus, the previous annual information form, the previous audited annual financial statements and related management’s discussion and analysis, all unaudited interim financial statements and related management’s discussion and analysis, material change reports and business acquisition reports filed prior to the commencement of InterOil’s financial year in which the new annual information form and related audited annual financial statements and management’s discussion and analysis are filed shall be deemed no longer to be incorporated into this short form base shelf prospectus for purposes of future offers and sales of Registrable Securities under this short form base shelf prospectus. Upon new interim financial statements and related management’s discussion and analysis being filed by us with the securities commission in the Province of Ontario during the term of this short form base shelf prospectus, all interim financial statements and related management’s discussion and analysis filed prior to the new interim consolidated financial statements and related management’s discussion and analysis shall be deemed no longer to be incorporated into this short form base shelf prospectus for purposes of future offers and sales of Registrable Securities under this short form base shelf prospectus. Upon a new information circular relating to an annual meeting of holders of InterOil common shares (the “Common Shares”) being filed by InterOil with the securities commission in the Province of Ontario during the term of this short form base shelf prospectus, the information circular for the preceding annual meeting of holders of Common Shares shall be deemed no longer to be incorporated into this short form base shelf prospectus for purposes of future offers and sales of Registrable Securities under this short form base shelf prospectus.
All shelf information permitted under applicable laws to be omitted from this short form base shelf prospectus will be contained in one or more prospectus supplements that will be delivered to prospective purchasers together with this short form base shelf prospectus. A prospectus supplement containing the specific terms of any offering of Registrable Securities offered thereunder and other information relating to such Registrable Securities will be delivered to prospective purchasers of such Registrable Securities together with this short form base shelf prospectus and will be deemed to be incorporated by reference into this short form base shelf prospectus as of the date of the prospectus supplement and only for the purposes of the offering of the Registrable Securities to which the prospectus supplement pertains.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this short form base shelf prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this short form base shelf prospectus.
To the extent that any document or information incorporated by reference into this short form base shelf prospectus is included in a report that is filed with or furnished to the SEC on Form 40-F or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement on Form F-10 of which this short form base shelf prospectus forms a part. In addition, InterOil has and will incorporate by reference into this short form base shelf prospectus from documents that it files with or furnishes to the SEC pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). InterOil’s U.S. filings are electronically available from the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR and may be accessed at www.sec.gov.
You should rely only on the information contained or incorporated in this short form base shelf prospectus or any applicable prospectus supplement and on the other information included in the registration statement of which this short form base shelf prospectus forms a part. InterOil has not authorized anyone to provide you with different or additional information. InterOil is not making an offer of the Registrable Securities in any jurisdiction where the offer is not permitted by law. You should not assume that the information contained in or incorporated by reference in this short form base shelf prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of the applicable prospectus supplement.
Information has been incorporated by reference in this base shelf prospectus from documents filed with the securities commission or similar regulatory authority in the Province of Ontario, Canada and the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of InterOil at Level 1, 60-92 Cook Street, Cairns, Queensland 4870 Australia, Telephone: +61 7 4046 4600 and are also available electronically at www.sedar.com.

INTEROIL CORPORATION
InterOil is developing a vertically-integrated energy company whose focus is PNG and the surrounding region. InterOil’s assets consist of upstream petroleum exploration licenses, an oil refinery and retail and commercial distribution facilities, all of which are located in PNG.
InterOil’s operations are organized into four major business segments:

•	Upstream	Exploration and Production — Explores and appraises potential oil and natural gas structures in Papua New Guinea with a view to commercializing significant discoveries.

•	Midstream	Refining — Produces refined petroleum products at Napa Napa in Port Moresby, Papua New Guinea for the domestic market and for export.

Liquefaction — Developing an onshore liquefied natural gas processing facility in Papua New Guinea.

•	Downstream	Wholesale and Retail Distribution — Markets and distributes refined petroleum products domestically in Papua New Guinea on a wholesale and retail basis.

•	Corporate	Corporate — Provides support to the other business segments by engaging in business development and improvement activities and providing general and administrative services and management, undertakes financing and treasury activities, and is responsible for government and investor relations.
Upstream
InterOil’s upstream business currently has four exploration licenses in PNG, three of which are operated by InterOil and cover approximately 8.7 million acres. InterOil has funded much of its exploration efforts to date through indirect participation interest agreements, pursuant to which investors make an up front payment to InterOil and are entitled to an indirect interest in a specified number of exploration wells.
On November 23, 2006, InterOil completed the Elk-1 well, a natural gas discovery. On May 1, 2008, InterOil announced that the Elk-4 well, which has been drilled into the Antelope structure, is a natural gas and condensate discovery. InterOil continues to evaluate the size and structure of the Elk and Antelope fields by drilling additional development wells. InterOil’s ability to commercialise these will depend on the results of these development wells. In addition, there is no market for natural gas in PNG, so InterOil’s ability to sell production from its discoveries will depend upon the development of a liquefied natural gas facility in PNG. This project will require substantial amounts of financing and will take years to complete. As discussed below, InterOil is evaluating the construction of a liquefied natural gas facility near its refinery in PNG. No assurances can be given that InterOil will be able to successfully construct such a facility, or as to the timing of such construction.
As of the date of this base prospectus, InterOil does not have any production of oil or gas and does not have any reserves or resources as defined under Canadian NI 51-101 or under definitions established by the SEC.
Midstream — Refining
InterOil’s midstream refinery is centrally located across the harbour from Port Moresby, the capital city of PNG. InterOil’s refinery, which was designed to comply with The World Bank’s environmental standards, processes “light sweet” crude, which is low in sulphur content and does not require product processing beyond distillation, reforming and blending. InterOil’s refinery has a nameplate operating capacity of 32,500 barrels per day. During nine months ended September 2008, average daily production was 22 thousand barrels per operating day, which is below the refinery’s nameplate capacity. All of InterOil’s gasoline and middle distillates are sold in PNG, with naphtha and low sulphur waxy residue products available for export
Under InterOil’s 30 year agreement with the Government of PNG, the government has undertaken to ensure that all domestic distributors purchase their refined petroleum product needs from InterOil’s refinery, or any refinery which is later constructed in PNG, at an import parity price. In general, the import parity price is the price that would be paid in PNG for a refined product that is being imported. For each refined product produced and sold locally in PNG, the import parity price is currently calculated by adding the costs that would typically be incurred to import such product to the average posted price for such product in Singapore.
InterOil is currently reviewing this import parity pricing template with the Government of PNG. The primary reason for this review is to replace a now defunct pricing reference and establish a pricing mechanism that will correlate more closely with the daily movements in the price of refined products in Singapore and therefore the price of crude.
Midstream— Liquefaction
InterOil is also in the early stages of developing a liquefied natural gas facility which InterOil anticipates locating next to its refinery. InterOil is targeting this facility to produce up to 9 million tons of liquefied natural gas per year. To complete this complex project InterOil will need to develop extensive infrastructure. These facilities will require substantial amounts of financing and take years to complete.
Downstream
InterOil’s wholesale and retail distribution business is the largest and most comprehensive asset distribution base in PNG. It encompasses bulk storage, aviation refueling, and the wholesaling and retailing of refined petroleum products which, at the end of quarter ended September 2008, we supplied approximately 76% of PNG’s refined petroleum product needs. InterOil’s retail and wholesale distribution business distributes diesel, jet fuel, gasoline, kerosene, avgas, power fuel and fuel oil as well as Shell and BP branded commercial and industrial lubricants, such as engine and hydraulic oils. In general, all of the refined products sold pursuant to InterOil’s wholesale and retail distribution business are purchased from its refining and marketing business segment, with the exception of lubricants, fuel oil and avgas.
REGISTRATION RIGHTS
Pursuant to the terms of the Settlement Agreement, InterOil entered into the Registration Rights Agreement with MLPLC. The following summary of selected provisions of the Registration Rights Agreement is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of that agreement. Copies of the Registration Rights Agreement are available from InterOil upon request and available on SEDAR at www.sedar.com.
Pursuant to these agreements, InterOil has filed this short form base shelf prospectus with the Ontario Securities Commission under National Instrument 44-102 — Shelf Distributions and a registration statement, of which this short form base shelf prospectus forms a part, with the SEC under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”). InterOil is registering the number of Registrable Securities covered by this short form base shelf prospectus pursuant to the terms of the Registration Rights Agreement and under the U.S. Securities Act to permit the Selling Securityholder to resell the Registrable Securities from time to time after the effective date of the registration statement of which this short form base shelf prospectus forms a part.
Under the Registration Rights Agreement, InterOil will keep the registration statement effective at all times with respect to the Registrable Securities. This obligation is subject to InterOil’s right to suspend use of the registration statement with respect to the Registrable Securities, as described below. Notwithstanding the foregoing, InterOil is not required to file or maintain the effectiveness of this short form base shelf prospectus following such time as (i) all holders of the Registrable Securities have completed the resales of all their Registrable Securities or (ii) the Registrable Securities are freely tradeable by the Selling Securityholder without restriction under Rule 144 of the U.S. Securities Act (or similar provision then in effect).
When the Selling Securityholder elects to sell the Registrable Securities pursuant to the registration statement, the Selling Securityholder will be required to: (i) provide InterOil with any additional information requested by the Ontario Securities Commission and the SEC, if any; (ii) deliver a copy of this short form base shelf prospectus to purchasers of such Registrable Securities; and (iii) be subject to the provisions of the Registration Rights Agreement.
Under the Registration Rights Agreement, InterOil will: (i) provide the Selling Securityholder with copies of this short form base shelf prospectus and any amendment or supplement thereto and any documents incorporated by reference herein and therein; (ii) notify the Selling Securityholder immediately of the happening of any event as a result of which this short form base shelf prospectus (including any supplements thereto) includes any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and to promptly update and/or correct such prospectus; (iii) notify the Selling Securityholder of the issuance by the Ontario Securities Commission or the SEC suspending the effectiveness of this short form base shelf prospectus; (iv) notify the Selling Securityholder when the registration statement has become effective; (v) list the Registrable Securities on the NYSE Alternext US; and (vi) take other actions as are required to permit unrestricted resales of the Registrable Securities in accordance with the terms and conditions of the Registration Rights Agreement.
Under the Registration Rights Agreement, (i) InterOil will pay all expenses in connection with the registration and (ii) the Selling Securityholder is responsible for all underwriting discounts, selling commissions and transfer taxes applicable to the sale of the Registrable Securities and all fees and disbursements of counsel for the Selling Securityholder.
SELLING SECURITYHOLDER
InterOil is registering the Registrable Securities on behalf of the Selling Securityholder named in the table below. InterOil issued the Registrable Securities in a private placement on February 27, 2009, pursuant to the terms of the Settlement Agreement to MLPLC. Pursuant to the Settlement Agreement, InterOil issued the Registrable Shares to MLPLC, an affiliate of Merrill Lynch, and Pacific LNG Operations Ltd. (“Pacific LNG”) made certain cash and stock payments to MLPLC in exchange for MLPLC's interest in PNG LNG, Inc., the joint venture established by affiliates of InterOil, Merrill Lynch and Pacific LNG, to construct a proposed LNG plant on a site adjacent to InterOil's refinery in Papua New Guinea. Following the execution of the Settlement Agreement, affiliates of InterOil and Pacific LNG are the sole shareholders of PNG LNG, Inc. and Merril Lynch does not not retain any ownership in PNG LNG, Inc. or the LNG project. In addition, pursuant to the Settlement Agreement, each of InterOil and its affiliates and Merrill Lynch and its affiliates released each other in respect of pending disputes in respect of PNG LNG, Inc.
This short form base shelf prospectus may be used by the Selling Securityholder in connection with resales of the Registrable Securities, from time to time, during the 25 month period that this short form base shelf prospectus, including any amendments thereto, remains valid. The Selling Securityholder is not under any obligation to sell all or a portion of the Registrable Securities, nor is the Selling Securityholder obligated to sell any of the Registrable Securities immediately after the date of this short form base shelf prospectus.
The information in the table below is as of February 26, 2009, and is based upon information provided by the Selling Securityholder. This table lists the Selling Securityholder, the number of Registrable Securities being offered for sale by the Selling Securityholder pursuant to this short form base shelf prospectus, and the number of Registrable Securities owned, controlled or directed beneficially by the Selling Securityholder prior to this offering and after this offering, assuming the sale of all Registrable Securities pursuant to this short form base shelf prospectus. To prevent dilution to the Selling Securityholder the following numbers may change because of adjustments to reflect stock splits, stock dividends or similar events involving the Registrable Securities. As a result, the Selling Securityholder may acquire more Registrable Securities than are currently listed in the following table.
To InterOil’s knowledge, except as set forth in the footnotes to the table below, the Selling Securityholder has sole voting and investment power with respect to the Registrable Securities and has not within the past three years had any position, office or other material relationship with InterOil (including any of its affiliates).

Number of Common Shares
	Number of Common		Owned, Controlled or
	Shares Owned,		Directed Beneficially, After
	Controlled or Directed	Number of	Completion of the Offering
	Beneficially, Prior to the	Registrable	(% of Outstanding Common
Name of Selling Securityholder	Offering(1)	Securities	Shares)(2)
Merrill Lynch PNG LNG Corp.(3)(4)	652,931	652,931	0 (0%)
Total

Notes:

1.	The total amount of Common Shares owned, controlled or directed beneficially by MLPLC prior to the offering includes the Registrable Securities owned by MLPLC.

2.	InterOil does not know when or in what amounts the Selling Securityholder may offer for sale the Registrable Securities pursuant to this offering. The Selling Securityholder may choose not to sell any of the Registrable Securities offered by this base shelf prospectus. Because the Selling Securityholder may offer all or some of the Registrable Securities pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the Registrable Securities, InterOil cannot estimate the number of Common Shares that the Selling Securityholder will hold after completion of the offering. For purposes of this table, InterOil has assumed that the Selling Securityholder will have sold all of the Registrable Securities covered by this short form base shelf prospectus upon the completion of the offering.

3.	MLPLC has sole voting and investment power with respect to all of these Registrable Securities. The Common Shares listed in the table are owned both of record and beneficially by MLPLC.

4.	MLPLC has had an interest in PNG LNG Inc., a joint venture entity formed by InterOil to develop an onshore liquified natural gas processing facility in Papau New Guinea, since July 30, 2007. In addition, from time to time during the past three years, affiliates of MLPLC have been engaged by InterOil as investment advisors.
MLPLC is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or reside outside of Canada. Although MLPLC has appointed an agent for service of process in Canada it may not be possible for investors to enforce judgments in Canada against MLPLC. The name and address of the agent for service of process for MLPLC is McMillan LLP, Brookfield Place, Bay Wellington Tower, Suite 4040, 181 Bay Street, Toronto, Ontario, M5J 2T3.
DESCRIPTION OF THE COMMON SHARES
InterOil’s authorized capital consists of an unlimited number of Common Shares and an unlimited number of preferred shares, issuable in series, with 1,035,554 Series A Preferred Shares authorized. As of February 26, 2009, 35,923,692 Common Shares and nil Series A Preferred Shares were issued and outstanding. Each Series A Preferred Share is convertible into one Common Share, subject to certain adjustments.
Holders of Common Shares are entitled to one vote for each Common Share held at any meeting of the shareholders of InterOil and to receive, out of all profits or surplus available for dividends, any dividends declared by InterOil on the Common Shares, and to receive any of the remaining property of InterOil in the event of liquidation, dissolution or winding up of InterOil, whether voluntary or involuntary.
MARKET FOR SECURITIES
The Common Shares are listed and posted for trading on the NYSE Alternext US under the symbol “IOC.” The Common Shares were delisted from the Toronto Stock Exchange effective after the close of markets on January 27, 2008. The following table sets forth the high and low sale prices and the trading volumes for the Common Shares on a monthly basis as reported by the NYSE Alternext US for the twelve-month period before the date of this short form base shelf prospectus:

	Price Range		Volume (Number of
	High (U.S.$)	Low (U.S.$)	Common Shares)
2009
February 1 through February 26	$21.00	$16.06	4,584,700
January	$22.45	$13.53	10,898,200

2008
December	$14.24	$10.20	5,705,900
November	$15.50	$8.90	7,817,200
October	$27.18	$9.10	15,702,600
September	$31.85	$21.72	19,069,000
August	$32.04	$24.54	14,388,600
July	$30.74	$24.56	20,483,400
June	$41.62	$24.10	25,851,300
May	$30.22	$20.95	27,588,500
April	$20.73	$15.98	12,834,900
March	$23.50	$16.06	12,778,300
PRIOR SALES
During the twelve month period preceding the date of this short form base shelf prospectus:
•	652,931 Common Shares were issued to MLPLC on February 27, 2009, pursuant to the Settlement Agreement.

•	58,000 Common Shares were issued from time to time upon the exercise of options;

•	Clarion Finanz A.G. converted its $60 million share of the Company’s $130 million credit facility into 2,728,477 Common Shares on May 9, 2008 at a deemed price of $22.65;

•	$95 million principal amount of 8% Subordinated Convertible Debentures due 2013 (the “Debentures”) were issued by the Company on a private placement basis on May 9, 2008 to an affiliate of MLPLC, and (i) is convertible into an aggregate of 3,800,000 Common Shares assuming the conversion of all of the Debentures at the current conversion price of $25.00 per Common Share and (ii) provides for the payment of interest thereon in Common Shares in lieu of cash at the election of the Company or the holders thereof, based on the daily volume weighted average price of Common Shares on the NYSE Alternext US as reported by Bloomberg Financial L.P. for the ten consecutive trading days immediately before the applicable interest payment date for the Debentures. 259,105 Common Shares were issued to the Debenture holders on December 16, 2008, for Debenture holders who elected to receive the first interest payment up to the period November 9, 2008 in shares. 641,000 Common Shares were issued to Debenture holders who elected to convert their Debentures into Common Shares in 2008 in accordance with the provisions of the Debentures.

•	9,347 Common Shares were issued on May 20, 2008 and 5,630 Common Shares were issued on August 8, 2008 as payment of dividends on the Series A Preferred Shares for the quarters ended March 31, 2008 and June 30, 2008, respectively.

•	317,700 Common Shares were issued on July 10, 2008 and 200,077 Common Shares were issued on August 22, 2008 upon conversion of all of the then issued Series A Preferred Shares at the election of the holder of the Series A Preferred Shares.

•	450,000 Common Shares were issued on August 15, 2008 to Indirect Participation Interest Holders who exercised their rights to convert to Common Shares under the Indirect Participation Interest Agreement.

•	228,000 Common Shares were issued on June 5, 2008 as payment of a finder’s fee in connection with the private placement of the Debentures.
USE OF PROCEEDS
InterOil will not receive any proceeds from the sale of the Registrable Securities by the Selling Securityholder. All of the net proceeds from sales of the Registrable Securities will be retained by the Selling Securityholder.
CONSOLIDATED CAPITALIZATION
The following table sets forth the consolidated capitalization of InterOil as at September 30, 2008, both before and after giving effect to the private placement of the Registrable Shares.

		Outstanding as at	Outstanding as at
		September 30, 2008	September 30, 2008
		Before Giving Effect to	After Giving Effect to the
		the Private Placement	Private Placement
Designation	Authorized	(unaudited)	(unaudited)
Common Shares(1)	Unlimited	$370,305,150	$381,555,150
		(35,623,587 shares )	(36,276,518 shares )
Series A Preferred Shares	1,035,554	$nil	$nil
		(nil shares )	(nil shares )
Bank debt(2)	unlimited	$67,000,000	$67,000,000

8.00% Subordinated Convertible Debentures(3)	$125,000,000	$80,000,000	$80,000,000

Notes:

1.	InterOil is authorized to issue an unlimited number of Common Shares and an unlimited number of preferred shares, issuable in series, of which 1,035,554 Series A Preferred Shares are authorized. As of September 30, 2008, 35,623,587 Common Shares were issued and outstanding and nil Series A Preferred Shares were outstanding. In addition, as of September 30, 2008, 1,294,000 Common Shares have been reserved for issuance on exercise of a like number of outstanding options to purchase Common Shares issued under InterOil’s incentive option plans. In addition, as of September 30, 2008, 337,252 warrants to acquire Common Shares were issued and outstanding. The warrants expire on August 27, 2009. Warrant capital as of September 30, 2008 was $2,119,034. InterOil has entered into an agreement with Petroleum Independent & Exploration Corporation (“PIE”) under which PIE can exchange 5,000 shares of SPI InterOil LDC for 5,000 Common Shares. In addition, InterOil has granted the parties to the indirect participation interest agreements (“IPI Agreements”) the right to convert, at any time or from time to time during the conversion right period, all or any portion of such parties’ indirect participation interest (“IPI”) percentage interest into fully paid and non-assessable Common Shares. The conversion right period terminates 90 days after completion and testing of the eighth exploration well drilled by InterOil or its subsidiaries, beginning with the first exploration well drilled after February 25, 2005. As of September 30, 2008, four exploration wells remain to be drilled under this program. The number of Common Shares issuable on any exercise of the parties’ conversion right will equal the quotient of (x) the product of (A) the IPI percentage being converted and (B) $500,000,000 and (y) $37.50. As of September 30, 2008, the total IPI percentage interest was 21.425%, however, with the waiver by two other investors who had an interest totaling 5.225% in the IPI Agreements, the potential issuance on conversion decreased to 2,160,000 Common Shares as at September 30, 2008. Immediately following any such conversion, the parties’ IPI percentage interest will be reduced to reflect such conversion and any other prior conversions by the parties. A party to the IPI Agreements may not exercise the conversion right if it has forfeited its right as provided in the IPI Agreements or has elected to have its IPI percentage become a direct participation interest under the relevant joint venture operating agreement, for which it would receive a registered legal interest in a petroleum development license.

2.	On June 12, 2001, InterOil entered into a loan agreement with the Overseas Private Investment Corporation to secure a project financing facility of $85,000,000. Repayments amounting to $22,500,000 were made prior to September 30, 2008 bringing the outstanding balance under the facility, as at September 30, 2008, to $62,500,000. This facility is still outstanding after private placements and related events.

3.	On May 13, 2008, InterOil completed the issue of $95,000,000 Debentures with a maturity of five years. The Debenture holders have the right to convert their Debentures into Common Shares at any time at a conversion price of $25.00 per share. InterOil has the right to require the Debenture holders to convert if the daily volume weighted average price of the Common Shares is at or above $32.50 for at least 15 consecutive trading days. Accrued interest on these Debentures is to be paid semi-annually in arrears, in May and November of each year, commencing November 2008. During the quarter ended September 30, 2008, Debenture holders converted $15,000,000 of these Debentures into Common Shares of InterOil resulting in the issue of 600,000 shares. Subsequent to the quarter ended September 30, 2008, Debenture holders converted $1,025,000 of these Debentures into Common Shares of InterOil resulting in the issue of 41,000 shares. On December 16, 2008, 259,105 Common Shares were issued to Debenture holders in respect of the first interest payment for the six month period ended November 9, 2008.
PLAN OF DISTRIBUTION
The Selling Securityholder is entitled to the benefits of the Registration Rights Agreement, pursuant to which InterOil agreed to file this short form base shelf prospectus as a base shelf prospectus with the Ontario Securities Commission under the Canadian shelf prospectus system and a registration statement including this short form base shelf prospectus. Pursuant to the Registration Rights Agreement, InterOil has agreed, at its expense, with respect to the Registrable Securities:
•	to file with the SEC a registration statement on such form as it deems appropriate covering resales by holders of such Registrable Securities;

•	file with the Ontario Securities Commission a prospectus covering resales by holders of such Registrable Securities;

•	to use its best efforts to cause such registration statement to become effective as promptly as is practicable, but in no event later than 60 days after February 27, 2009; and

•	to use its best efforts to keep the registration statement effective until the earlier of: (i) the date on which all holders of such Registrable Securities have completed the resale of all of their Registrable Securities; or (ii) all such Registrable Securities may be sold by the holders thereof under Rule 144 (or similar provisions then in effect).
All shelf information omitted from this base shelf prospectus will be contained in a shelf prospectus supplement that will be delivered to the purchasers together with this base shelf prospectus. Each shelf prospectus supplement will be incorporated by reference into this base shelf prospectus as of the date of the shelf prospectus supplement and only for the purposes of the distribution to which the shelf prospectus supplement pertains.
The Selling Securityholder may, from time to time, sell any or all of the Registrable Securities on any stock exchange, market or trading facility on which the Registrable Securities are traded or in private transactions. These sales may be at market prices prevailing at the time of sale, fixed or negotiated prices. The Selling Securityholder may use any one or more of the following methods when selling Registrable Securities:
•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell Registrable Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date of this short form base shelf prospectus;

•	close out short positions and return borrowed shares in connection with such short sales;

•	broker dealers may agree with the Selling Securityholder to sell a specified number of such Registrable Securities at a stipulated price per share;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	pledges of Registrable Securities as security for any loan or obligation, including pledges of brokers or dealers;

•	firm commitment or best efforts underwriting;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
The Selling Securityholder may also sell Registrable Securities under Rule 144 or Rule 904 under the U.S. Securities Act, if available, rather than under this short form base shelf prospectus. The Selling Securityholder may also rely on exemptions provided under National Instrument 45-102 — Resale of Securities — for sales of the Registrable Securities in Canada, rather than under this short form base shelf prospectus.
Broker dealers engaged by the Selling Securityholder may arrange for other broker dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Securityholder (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. No Selling Securityholder expects these commissions and discounts to exceed what is customary in the types of transactions involved. The Selling Securityholder may from time to time pledge or grant a security interest in some or all of the Registrable Securities owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell Registrable Securities from time to time under this short form base shelf prospectus, or under an amendment or supplement to this short form base shelf prospectus amending the Selling Securityholder list to include the pledgee, transferee or other successors in interest as Selling Securityholders under this short form base shelf prospectus.
The Selling Securityholder and any underwriters, brokers, dealers, agents or others that participate with the Selling Securityholder in the distribution of the Registrable Securities offered by this base shelf prospectus may also be deemed to be “underwriters” within the meaning of the Securities Act (Ontario). To the extent the Selling Securityholder may be deemed to be an underwriter, the Selling Securityholder may be subject to certain statutory obligations and liabilities as an underwriter under the Securities Act (Ontario).
In the event the Selling Securityholder enters into any arrangement with a broker dealer for the sale of Registrable Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this short form base shelf prospectus will be filed, if required, disclosing (a) the name of the Selling Securityholder and of the participating broker dealer(s), (b) the number of Registrable Securities involved, (c) the price at which such Registrable Securities were or are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker dealers, where applicable and (e) other facts material to the transaction.

The Selling Securityholder also may transfer the Registrable Securities in other circumstances, in which case the transferees will be the selling beneficial owners for purposes of this short form base shelf prospectus. The Selling Securityholder and any broker dealers or agents that are involved in selling the Registrable Securities may be deemed to be “underwriters” within the meaning of the U.S. Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the U.S. Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Securityholder. The Selling Securityholder has represented and warranted to the Company that it acquired the Registrable Securities in the ordinary course of its business and, at the time of its purchase of such securities the Selling Securityholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities. The Selling Securityholder has further agreed to comply with applicable securities legislation in the jurisdiction in which the Registrable Securities are sold including the obligation to deliver a copy of this short form base shelf prospectus to the purchaser of Registrable Securities if the Registrable Securities are sold in Canada under this short form base shelf prospectus. If the Selling Securityholder uses this short form base shelf prospectus for any sale of the Registrable Securities, it will be subject to the prospectus delivery requirements of the U.S. Securities Act and Canadian securities legislation. The Selling Securityholder will be responsible to comply with the applicable provisions of the U.S. Securities Act and the U.S. Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to the Selling Securityholder in connection with resales of its shares under the Shelf Registration Statement. InterOil will not receive any proceeds from the sale of the Registrable Securities. Pursuant to the Registration Rights Agreement, InterOil is responsible for registration expenses relating to this short form base shelf prospectus, the shelf registration statement filed with the SEC and the prospectus supplements (if any) filed in connection with this short form base shelf prospectus, and the Selling Securityholder is responsible for all underwriting expenses, discounts, selling commissions and transfer taxes applicable to the sale of the Registrable Securities and all fees and disbursements of counsel for the Selling Securityholder.
The Common Shares are listed and posted for trading under the symbol “IOC” on the NYSE Alternext US. On February 26, 2009, the closing price of the Common Shares was U.S.$18.54 per share on the NYSE Alternext US. Effective at the close of markets on January 27, 2009, the Common Shares were delisted from the Toronto Stock Exchange.

RISK FACTORS
Investing in InterOil’s securities involves risks. You should carefully consider and evaluate all of the information contained in this short form base shelf prospectus (and in the documents incorporated herein by reference) and a prospectus supplement relating to a specific offering of securities before you decide to purchase any Registrable Securities. In particular, you should carefully consider and evaluate the many significant risks and uncertainties described herein and in the documents incorporated by reference herein, including specifically the annual information form dated March 28, 2008 for the year ended December 31, 2007, and management’s discussion and analysis dated March 28, 2008 for the year ended December 31, 2007. Any of the risks and uncertainties set forth therein could materially and adversely affect InterOil’s business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of InterOil’s securities. As a result, you could lose all or part of your investment.
The “Risk Factors” in the annual information form dated March 28, 2008 included the risk of InterOil being unable to generate sufficient cash flow to pay off or refinance its $130 million credit facility with near-term maturities that could have a material adverse effect on InterOil’s financial condition. This indebtedness has now been refinanced and replaced with equity and $95 million of Debentures with the effect that this risk factor is no longer applicable. InterOil will continue to update its Risk Factors from time to time as developments in its business warrant and as required by applicable securities laws and regulations.
In addition, there are certain risks related to an investment in InterOil’s Common Shares:
The price of InterOil’s Common Shares has been volatile.
The market price of the Common Shares has been, and is likely to continue to be, volatile and subject to wide fluctuations. From February 1, 2008 through February 26, 2009, the highest sales price of the Common Shares on the NYSE Alternext US has been U.S. $41.62 and the lowest sales price of the Common Shares on such exchange has been U.S. $8.90. The fluctuation in the market prices of the Common Shares is caused by a number of factors, some of which are outside InterOil’s control, including the following:
•	quarterly variations in InterOil’s results of operations;

•	future public announcements concerning InterOil’s business and operations;

•	changes in stock market analyst recommendations or earnings estimates regarding the Common Shares;

•	strategic actions, such as acquisitions by InterOil or its competitors;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to InterOil’s business;

•	significant sales of the Common Shares;

•	the acquisition or loss of major customers or suppliers;

•	additions or departures of key personnel;

•	changes in market valuations for refining, exploration and production companies or companies participating in the retail distribution of refined oil products; and

•	changes in accounting standards, policies, guidance, interpretations or principles.
A decline in the market price of the Common Shares could cause you to lose some or all of your investment.
Capital Markets
As a result of the weakened global economic situation, InterOil, along with all other oil and gas entities, may have restricted access to capital, bank debt and equity, and is likely to face increased borrowing costs. Although InterOil’s business and asset base have not declined, the lending capacity of all financial institutions has diminished and risk premiums have increased. As future capital expenditures will be financed out of funds generated from operations, borrowings and possible future equity or asset sales, InterOil’s ability to do so is dependent on, among other factors, the overall state of capital markets and investor appetite for investments in the energy industry and InterOil’s assets and securities in particular.
To the extent that external sources of capital become limited or unavailable or available on onerous terms, InterOil’s ability to make capital investments and maintain existing assets may be impaired, and its assets, liabilities, business, financial condition and results of operations may be materially and adversely affected as a result.
Based on current funds available and expected funds generated from operations, InterOil believes it has sufficient funds available to fund the conduct of its business operations in the normal course, other than in respect of the development of its exploration assets and the LNG project, both of which would require significant capital. However, if funds generated from operations are lower than expected or capital costs for these projects exceed current estimates, or if InterOil incurs major unanticipated expenses related to development or maintenance of its existing properties, it may be required to seek additional capital to maintain its capital expenditures at planned levels. In addition, additional capital will be required in order to fund additional exploration and development of the Elk/Antelope field and would be required to develop the LNG project. Failure to obtain any financing necessary for InterOil’s capital expenditure plans may result in delays in these activities..
Third Party Risk
In the normal course of our business, InterOil has entered into contractual arrangements with third parties which subject InterOil to the risk that such parties may default on their obligations. InterOil may be exposed to third party credit risk through its contractual arrangements with its current or future joint venture partners, lenders, customers and other parties. In the event such entities fail to meet their contractual obligations to InterOil, such failures could have a material adverse effect on InterOil and its cash flow from operations.
Future issuances of the Common Shares may adversely affect the price of the Common Shares.
The future issuance of a substantial number of the Common Shares into the public market, or the perception that such issuances could occur, could adversely affect the prevailing market price of the Common Shares.
A decline in the price of the Common Shares could make it more difficult to raise funds through future offerings of Common Shares or securities convertible into Common Shares.
InterOil believes that substantially all of its outstanding Common Shares and the Common Shares issued in the future upon the exercise of outstanding options, warrants and the conversion of the Debentures will be tradeable under the United States federal securities laws following this offering, subject to certain limitations. These limitations include vesting provisions in option and warrant agreements, and volume and manner-of-sale restrictions under Rule 144.
InterOil does not intend to pay, and has restrictions upon its ability to pay, dividends on the Common Shares.
InterOil has not paid cash dividends in the past and does not intend to pay dividends on the Common Shares in the foreseeable future. InterOil currently intends to retain any earnings for the future operation and development of its business. InterOil’s ability to make dividend payments in the future will be dependent on the future performance and liquidity of the Company. In addition, the Debentures contain certain restrictions on InterOil’s ability to pay dividends on the Common Shares.
CERTAIN INCOME TAX CONSIDERATIONS
Owning the Registrable Securities may subject you to tax considerations, both in the United States and in Canada. This prospectus does not describe Canadian or United States federal tax consequences of the acquisition, ownership or disposition of the Registrable Securities. You should consult your own tax advisor with respect to your particular circumstances.
LEGAL MATTERS
Unless otherwise specified in the prospectus supplement relating to any offering of Registrable Securities, certain legal matters relating to the offering of the Registrable Securities will be passed upon for InterOil by Bennett Jones LLP with respect to Canadian law and by Haynes and Boone, LLP with respect to United States law. In addition, certain legal matters in connection with an offering by or through any underwriters, dealers or agents will be passed upon by counsel designated by them at such time with respect to Canadian and United States law.

The partners and associates of each of Bennett Jones LLP and Haynes and Boones, LLP, as a group, beneficially own, directly or indirectly, less than 1% of InterOil’s outstanding securities as at the date hereof.
EXPERTS
InterOil’s audited consolidated financial statements as at December 31, 2007 and for each of the three years ended December 31, 2005, 2006 and 2007, together with the notes thereto, incorporated by reference into this short form base shelf prospectus have been audited by PricewaterhouseCoopers, chartered accountants, as indicated in their report dated March 28, 2008 also incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing. PricewaterhouseCoopers was first appointed as InterOil’s auditor on June 6, 2005. For information regarding PricewaterhouseCoopers, see “Experts” in the annual information form dated March 28, 2008 for the year ended December 31, 2007.
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
The following documents have been filed with the SEC as part of the Registration Statement of which the prospectus forms a part: (i) the documents referred to under the heading “Documents Incorporated by Reference”; (ii) US GAAP reconciliation for the six months ended June 30, 2008 and 2007; and (iii) the consent of PricewaterhouseCoopers.
AVAILABLE INFORMATION
Copies of the documents incorporated herein by reference may be obtained on request without charge from InterOil’s Corporate Secretary (telephone: +61 7 4046 4600), or by accessing the documents available through SEDAR which can be accessed as www.sedar.com, for Canadian filings, and the EDGAR system, which can be accessed at www.sec.gov, for U.S. filings.
InterOil is subject to the informational requirements of the U.S. Exchange Act, and in accordance therewith file reports and other information with the SEC. Such reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.
AUDITORS, TRANSFER AGENT AND REGISTRAR
The auditors of InterOil are PricewaterhouseCoopers, Melbourne, Australia.
The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. of Canada at its principal transfer office in Toronto, Ontario.
PURCHASERS’ STATUTORY RIGHTS
Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment thereto. The securities legislation further provides a purchaser with remedies for rescission or damages if the base shelf prospectus and any amendment thereto contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

AUDITOR’S CONSENT
We have read the short form base shelf prospectus of InterOil Corporation (the “Corporation”) dated February 27, 2009 relating to the offer and sale of 652,931 Common Shares of the Corporation. We have complied with Canadian generally accepted standards for an auditors’ involvement with offering documents.
We consent to the incorporation by reference in the above-mentioned prospectus of our report to the shareholders of the Corporation on the audited consolidated balance sheets of the Corporation as at December 31, 2007, 2006 and 2005 and the consolidated statements of operations, shareholders’ equity, comprehensive income and cash flows for each of the years then ended. Our report is dated March 28, 2008.
This consent has been issued solely to comply with the requirements of Canadian generally accepted auditing standards and is neither required nor intended to satisfy the requirements of Canadian securities legislation or the Securities Act of 1933, as amended.

Melbourne, Australia February 27, 2009	(signed) “PricewaterhouseCoopers”

CERTIFICATE OF THE COMPANY
February 27, 2009
This short form base shelf prospectus, together with the documents incorporated in this short form base shelf prospectus by reference, will, as of the date of the last supplement to this short form base shelf prospectus relating to the securities offered by this short form base shelf prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this short form base shelf prospectus and the supplement(s) as required by the securities legislation in the province of Ontario.

(Signed) “Phil E. Mulacek”	(Signed) “Collin F. Visaggio”
Chief Executive Officer	Chief Financial Officer
On behalf of the Board of Directors

(Signed) “Christian Vinson”	(Signed) “Gaylen Byker”
Director	Director

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
INDEMNIFICATION
     Sections 5.1 to 5.4 of the Bylaws of the Company provides, with regard to indemnity and insurance under the Business Corporations Act of the Yukon Territory, Canada (the “Act”), in part as follows:
“5.1 Indemnification of Directors and Officers against actions by Third Parties. Except in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, or a person who undertakes or has undertaken any liability on behalf of the Corporation or any such body corporate, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of that Corporation or body corporate, if:
     a) He acted honestly and in good faith with a view to the best interests of the Corporation; and
     b) In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.
5.2 Indemnification of Directors and Officers against actions by the Corporation. The Corporation shall, with the approval of the Supreme Court of the Yukon Territory, indemnify a person referred to in paragraph 5.1 in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of the Corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in subparagraphs 5.1(a) and (b).
5.3 Right of Indemnity not Exclusive. The provisions for indemnification contained in the Bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to an action in his official capacity and as to an action in any other capacity while holding such office. This section shall also apply to a person who has ceased to be a director or officer, and shall enure to the benefit of the heirs and legal representatives of such person.
5.4 Insurance. Subject to the limitations contained in the Act, the Corporation may purchase and maintain such insurance for the benefit of its directors and officers as the Board may from time to time determine.”
     The provisions of sections 5.1 and 5.2 of the Company’s by-laws are in accordance with sections 126 (1) and (2) of the Act, which deal with Indemnification of Directors and Officers against actions by Third Parties and Indemnification of Directors and Officers against actions by the Corporation, respectively.
     The provisions of section 5.4 of the Company’s by-laws are subject to the provisions of section 126(4) of the Act which provides that the insured must have acted honestly and in good faith with a view to the best interests of the Company.”
     Insofar as indemnification for liabilities arising from the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
4.1	The management information circular dated May 12, 2008 relating to our annual general meeting of shareholders to be held on June 23, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 27, 2008 (file no. 001-32179)).

4.2	The annual information form of InterOil, dated March 28, 2008, for the year ended December 31, 2007 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 28, 2008 (file no. 001-32179)).

4.3	Management’s discussion and analysis of InterOil dated March 28, 2008 for the year ended December 31, 2007 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 28, 2008 (file no. 001-32179)).

4.4	The audited consolidated balance sheets as at December 31, 2007, 2006 and 2005, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2007, together with the auditors’ report thereon dated March 28, 2008 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 28, 2008 (file no. 001-32179)).

4.5	Material change report of InterOil dated October 30, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on November 10, 2008 (file no. 001-32179)).

4.6	The comparative interim consolidated financial statements (unaudited) of InterOil for the nine month periods ended September 30, 2008 and 2007 together with the notes thereto (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on November 12, 2008 (file no. 001-32179)).

4.7	Management’s discussion and analysis of InterOil dated November 10, 2008 for the nine month period ended September 30, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on November 12, 2008 (file no. 001-32179)).

4.8	Material change report of InterOil dated May 12, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 13, 2008 (file no. 001-32179)).

4.9	Material change report of InterOil dated May 6, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 6, 2008 (file no. 001-32179)).

4.10	Material change report of InterOil dated May 2, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 2, 2008 (file no. 001-32179)).

4.11	Material change report of InterOil dated May 1, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 1, 2008 (file no. 001-32179)).

4.12	US GAAP reconciliation for the comparative interim consolidated financial statements (unaudited) of InterOil for the six months ended June 30, 2008 and 2007.*

23.1	Consent of PricewaterhouseCoopers*

24.1	Power of Attorney (included on the signature page of this Registration Statement)†

*	Filed herewith

†	Filed previously

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
ITEM 1. UNDERTAKING.
The Company undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.
ITEM 2. CONSENT TO SERVICE OF PROCESS.
The Company has filed with the Commission on February 27, 2009, concurrently with the filing of its Registration Statement on Form F-10, a written irrevocable consent and power of attorney on Form F-X.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Registration Statement on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cairns, State of Queensland, Australia, on the 27th day of February, 2009.

INTEROIL CORPORATION
By:	/S/ PHIL E. MULACEK
Phil E. Mulacek
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
     NOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Phil E. Mulacek and Collin Visaggio as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement on Form F-10 under the Securities Act of 1933, as amended, including any amendment or amendments relating thereto (and, in addition, any post effective amendments), with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, on the 27th day of February, 2009.

/s/ PHIL E. MULACEK	Chairman of the Board and Chief Executive Officer
Phil E. Mulacek	(Principal Executive Officer)

/s/ COLLIN VISAGGIO	Chief Financial Officer
Collin Visaggio	(Principal Financial Officer and Principal Accounting Officer)

/s/ CHRISTIAN M. VINSON	Director; Executive Vice President
Christian M. Vinson	Corporate Development & Government Affairs

/s/ ROGER F. LEWIS	Director
Roger F. Lewis

/s/ ROGER N. GRUNDY	Director
Roger N. Grundy

/s/ GAYLEN J. BYKER	Director
Gaylen J. Byker

/s/ EDWARD N. SPEAL	Director
Edward N. Speal

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(1) of the Securities Act of 1933, as amended, the Authorized Representative has signed this Registration Statement on Form F-10 solely in its capacity as the duly authorized representative of InterOil Corporation in the United States, on February 27, 2009.

By:	/S/ PHIL E. MULACEK
Phil E. Mulacek
Chairman of the Board and
Chief Executive Officer